Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 3 DATED MAY 30, 2014

TO THE PROSPECTUS DATED APRIL 11, 2014

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated April 11, 2014, as supplemented by Supplement No. 1, dated May 14, 2014, and Supplement No. 2, dated May 27, 2014 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

•	information about our acquisition of a real property; and

•	the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from May 1 through May 31, 2014, for each of our classes of common stock.

Acquisition of Real Property

On May 28, 2014, the Company acquired a retail property in Portsmouth, NH, comprising approximately 138,000 net rentable square feet from an unaffiliated third party, for a gross purchase price of approximately $24.7 million. At acquisition, the property was approximately 94% leased to 10 tenants.

Monthly Pricing Information (unaudited)

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from May 1 through May 31, 2014.

Date	NAV per Share
	Class E	Class A	Class W	Class I
May 1, 2014	$6.97	$6.97	$6.97	$6.97
May 2, 2014	$6.97	$6.97	$6.97	$6.97
May 5, 2014	$6.97	$6.97	$6.97	$6.97
May 6, 2014	$6.97	$6.97	$6.97	$6.97
May 7, 2014	$6.97	$6.97	$6.97	$6.97
May 8, 2014	$6.97	$6.97	$6.97	$6.97
May 9, 2014	$6.97	$6.97	$6.97	$6.97
May 12, 2014	$6.97	$6.97	$6.97	$6.97
May 13, 2014	$6.97	$6.97	$6.97	$6.97
May 14, 2014	$6.97	$6.97	$6.97	$6.97
May 15, 2014	$6.97	$6.97	$6.97	$6.97
May 16, 2014	$6.97	$6.97	$6.97	$6.97
May 19, 2014	$6.97	$6.97	$6.97	$6.97
May 20, 2014	$6.97	$6.97	$6.97	$6.97
May 21, 2014	$6.97	$6.97	$6.97	$6.97
May 22, 2014	$6.97	$6.97	$6.97	$6.97
May 23, 2014	$6.97	$6.97	$6.97	$6.97
May 27, 2014	$6.97	$6.97	$6.97	$6.97
May 28, 2014	$6.97	$6.97	$6.97	$6.97
May 29, 2014	$6.96	$6.96	$6.96	$6.96
May 30, 2014	$6.97	$6.97	$6.97	$6.97

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.